Exhibit 99.1
Aptar Reports Fourth Quarter and Annual 2023 Results
Crystal Lake, Illinois, February 8, 2024 -- AptarGroup, Inc. (NYSE:ATR), a global leader in drug and consumer product dosing, dispensing and protection technologies, today reported strong fourth quarter operational results driven by double-digit growth of the company’s proprietary drug delivery systems and strong growth for fragrance dispensing technologies. Reported sales increased by 5% and core sales, excluding currency and acquisition effects, increased by 2%. Aptar reported net income of $62 million for the quarter, a 6% increase over the prior year.
“I am pleased to report that we delivered strong fourth quarter and full year results. In 2023, we achieved year-over-year double-digit earnings per share growth, an increase of net income of almost 20% and a 15% increase in adjusted EBITDA. Our focus on cost management and operational leverage yielded margin expansion for each segment compared to the prior year and we also decreased selling, general and administrative (SG&A) expenses as a percentage of sales,” said Stephan B. Tanda, Aptar President and CEO, commenting on the full year results.
Tanda added, “Our Pharma segment had an exceptional year. In 2023, we had the highest number of new product launches since 2018, while adding an equal, risk-adjusted value of new project opportunities to the pipeline, which bodes well for continued, solid growth. A big driver of this success can be attributed to our proprietary pharma dosing and dispensing systems, which reported over 20% core sales growth in the fourth quarter and double-digit growth for the year. Our beauty dispensing solutions in fragrance also delivered double-digit core sales growth for 2023, rounding out a very successful year for us. Of course, there is more work to be done and we look forward to continuing the positive momentum into 2024 and beyond.”
Fourth Quarter 2023 Highlights
•Reported sales increased 5% and net income increased 6% to $62 million
•Core sales increased 2% and adjusted EBITDA increased 22% from the prior year to $179 million
•Reported earnings per share increased about 4% to $0.93 compared to $0.89 in the prior year and adjusted earnings per share increased 27% to $1.21 compared to $0.95 in the prior year (including comparable exchange rates)
•Margins continued to expand across all three segments over the prior year
•Achieved an adjusted EBITDA margin within the raised long-term target range
Annual 2023 Highlights
•Achieved annual sales of $3.5 billion, with sales growth driven evenly by favorable product mix, volume growth and pricing
•Reported sales grew 5% and core sales increased 3%
•Reported earnings per share increased 18% to $4.25 and adjusted earnings per share increased 24% to $4.78
•Reported net income increased 19% to $284 million and adjusted EBITDA increased 15% to $708 million
•Margin improvement was driven by cost management, mix of higher value products, higher productivity and lower input costs
•Operating cash flow was $575 million, up from $479 million in 2022
•Generated $263 million in free cash flow, up from $196 million in 2022
Fourth Quarter Results
For the quarter ended December 31, 2023, reported sales increased 5% to $838 million compared to $796 million in the prior year. Core sales, excluding the impact from changes in currency exchange rates and acquisitions, increased 2%.

Fourth Quarter Segment Sales Analysis (Change Over Prior Year)
	Aptar Pharma	Aptar Beauty	Aptar Closures	Total AptarGroup
Reported Sales Growth	15%	(2%)	(1%)	5%
Currency Effects (1)	(4%)	(4%)	(2%)	(3%)
Acquisitions	0%	0%	(1%)	0%
Core Sales Growth	11%	(6%)	(4%)	2%
(1) - Currency effects are approximated by translating last year's amounts at this year's foreign exchange rates.
Aptar Pharma’s performance was driven by strong double-digit core sales growth for proprietary drug delivery systems used for emergency medicines, allergic rhinitis, central nervous system therapeutics, as well as eye care, nasal saline rinses, and nasal decongestants. The injectables division sales were basically flat after two years of strong core sales increases. Sales for elastomeric components used for biologics continued to grow in the quarter. Demand for active material science solutions declined due to non-recurring sales of Activ-Film™ used for at home COVID-19 test kits.
Aptar Beauty’s core sales declined compared to the prior year’s quarter, due to continued market softness in North America. Healthy demand continued for fragrance dispensing solutions in Europe and Latin America. Additionally, adjusted EBITDA margins continued to improve in the quarter.
Aptar Closures segment core sales declined compared with the prior year’s quarter due to the passing through of lower resin costs to our customers. Unit volumes were up in certain categories such as beverage in Europe, and personal care and home care in North America. Adjusted EBITDA margins continued to improve as a result of cost containment efforts.
Aptar reported fourth quarter earnings per share of $0.93, an increase of 4%, compared to $0.89 during the same period a year ago. Fourth quarter adjusted earnings per share, excluding restructuring charges and the unrealized gains or losses on an equity investment, were $1.21, an increase of 27%, compared to $0.95 in the prior year, including comparable exchange rates.
Annual Results
For the year ended December 31, 2023, reported sales increased 5% to $3.49 billion compared to $3.32 billion in the prior year. Core sales, excluding the impact from changes in currency exchange rates and acquisitions, increased 3%.

Annual Segment Sales Analysis (Change Over Prior Year)
	Aptar Pharma	Aptar Beauty	Aptar Closures	Total AptarGroup
Total Reported Sales Growth	12%	4%	(5)%	5%
Currency Effects (1)	(2)%	(2)%	(1)%	(2)%
Acquisitions	0%	0%	(1)%	0%
Core Sales Growth	10%	2%	(7)%	3%
(1) - Currency effects are approximated by translating last year's amounts at this year's foreign exchange rates.
For the year ended December 31, 2023, Aptar’s reported earnings per share were $4.25, an increase of 18%, compared to $3.59 reported a year ago. Current year adjusted earnings per share, excluding restructuring charges, acquisition costs, and the unrealized gains or losses on an equity investment, were $4.78 and increased 24% from prior year adjusted earnings per share of $3.87, including comparable exchange rates. The prior year’s adjusted earnings included an effective tax rate of 27% (approximately $0.13 per share negative impact compared to the current year effective tax rate of 24%).

Outlook
Regarding Aptar’s outlook, Tanda stated, “In 2024, we intend to build on our positive momentum from the previous year and anticipate starting strong in the first quarter. We expect demand for pharma’s proprietary drug delivery systems and elastomeric components for biologics to continue to grow. We also expect our beauty and closures segments to benefit from a progressive recovery of the North American market and we anticipate continued demand for our fragrance dispensing technologies. We remain focused on reducing SG&A as a percentage of sales and reducing our fixed costs. We are looking forward to another dynamic year.”
Aptar currently expects earnings per share for the first quarter of 2024, excluding any restructuring expenses, changes in the fair value of equity investments and acquisition costs, to be in the range of $1.10 to $1.18. This guidance is based on an effective tax rate range of 24.5% to 26.5% which compares to an effective tax rate of 25.6% on prior year adjusted earnings. The earnings per share guidance range was based on spot rates at the end of January for all currencies. Our currency exchange rate assumptions equate to an approximately $0.01 per share tailwind when compared to the prior year first quarter earnings.
Cash Dividends and Share Repurchases
As previously announced, Aptar’s Board of Directors approved a quarterly cash dividend of $0.41 per share. The payment date is February 22, 2024, to stockholders of record as of February 1, 2024. During the fourth quarter, Aptar repurchased 81 thousand shares for $10.3 million. Aptar may repurchase shares through the open market, privately negotiated transactions or other programs, subject to market conditions.
Open Conference Call
There will be a conference call held on Friday, February 9, 2024 at 8:00 a.m. Central Time to discuss the company’s fourth quarter and annual results for 2023. The call will last approximately one hour. Interested parties are invited to listen to a live webcast by visiting the Investor Relations website at investors.aptar.com. Replay of the conference call can also be accessed for a limited time on the Investor Relations page of the website.
About Aptar
Aptar is a global leader in drug and consumer product dosing, dispensing and protection technologies. Aptar serves a number of attractive end markets including pharmaceutical, beauty, food, beverage, personal care and home care. Using market expertise, proprietary design, engineering and science to create innovative solutions for many of the world’s leading brands, Aptar in turn makes a meaningful difference in the lives, looks, health and homes of millions of patients and consumers around the world. Aptar is headquartered in Crystal Lake, Illinois and has more than 13,000 dedicated employees in 20 countries. For more information, visit www.aptar.com.

Presentation of Non-GAAP Information
This press release refers to certain non-GAAP financial measures, including current year adjusted earnings per share and adjusted EBITDA, which exclude the impact of restructuring initiatives, acquisition-related costs, certain purchase accounting adjustments related to acquisitions and investments and net unrealized investment gains and losses related to observable market price changes on equity securities. Core sales and adjusted earnings per share also neutralize the impact of foreign currency translation effects when comparing current results to the prior year. Non-GAAP financial measures may not be comparable to similarly titled non-GAAP financial measures provided by other companies. Aptar’s management believes these non-GAAP financial measures provide useful information to our investors because they allow for a better period over period comparison of operating results by removing the impact of items that, in management’s view, do not reflect Aptar’s core operating performance. These non-GAAP financial measures also provide investors with certain information used by Aptar’s management when making financial and operational decisions. Free cash flow is calculated as cash provided by operating activities less capital expenditures plus proceeds from government grants related to capital expenditures. We use free cash flow to measure cash flow generated by operations that is available for dividends, share repurchases, acquisitions and debt repayment. We believe that it is meaningful to investors in evaluating our financial performance and measuring our ability to generate cash internally to fund our initiatives. These non-GAAP financial measures should not be considered in isolation or as a substitute for GAAP financial results but should be read in conjunction with the unaudited condensed consolidated statements of income and other information presented herein. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measures is included in the accompanying tables. Our outlook is provided on a non-GAAP basis because certain reconciling items are dependent on future events that either cannot be controlled, such as exchange rates and changes in the fair value of equity investments, or reliably predicted because they are not part of the company's routine activities, such as restructuring and acquisition costs.
This press release contains forward-looking statements, including certain statements set forth under the “Outlook” section of this press release. Words such as “expects,” “anticipates,” “believes,” “estimates,” “future,” “potential,” “continues” and other similar expressions or future or conditional verbs such as “will,” “should,” “would” and “could” are intended to identify such forward-looking statements. Forward-looking statements are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are based on our beliefs as well as assumptions made by and information currently available to us. Accordingly, our actual results or other events may differ materially from those expressed or implied in such forward-looking statements due to known or unknown risks and uncertainties that exist in our operations and business environment including, but not limited to: geopolitical conflicts worldwide including the invasion of Ukraine by the Russian military and the recent events in the Middle East and the resulting indirect impact on demand from our customers selling their products into these countries, as well as rising input costs and certain supply chain disruptions; lower demand and asset utilization due to an economic recession either globally or in key markets we operate within; economic conditions worldwide, including inflationary conditions and potential deflationary conditions in other regions we rely on for growth; the execution of our fixed cost reduction initiatives, including our optimization initiative; the availability of raw materials and components (particularly from sole sourced suppliers) as well as the financial viability of these suppliers; fluctuations in the cost of materials, components, transportation cost as a result of supply chain disruptions and labor shortages, and other input costs (particularly resin, metal, anodization costs and energy costs); significant fluctuations in foreign currency exchange rates or our effective tax rate; the impact of tax reform legislation, changes in tax rates and other tax-related events or transactions that could impact our effective tax rate; financial conditions of customers and suppliers; consolidations within our customer or supplier bases; changes in customer and/or consumer spending levels; loss of one or more key accounts; our ability to successfully implement facility expansions and new facility projects; our ability to offset inflationary impacts with cost containment, productivity initiatives and price increases; changes in capital availability or cost, including rising interest rates; volatility of global credit markets; our ability to identify potential new acquisitions and to successfully acquire and integrate such operations, including the successful integration of the businesses we have acquired, including contingent consideration valuation; our ability to build out acquired businesses and integrate the product/service offerings of the acquired entities into our existing product/service portfolio; direct or indirect consequences of acts of war, terrorism or social unrest; cybersecurity threats that could impact our networks and reporting systems; the impact of natural disasters and other weather-related occurrences; fiscal and monetary policies and other regulations; changes, difficulties or failures in complying with government regulation, including FDA or similar foreign governmental authorities; changing regulations or market conditions regarding environmental sustainability; work stoppages due to labor disputes; competition, including technological advances; our ability to protect and defend our intellectual property rights, as well as litigation involving intellectual property rights; the outcome of any legal proceeding that has been or may be instituted against us and others; our ability to meet future cash flow estimates to support our goodwill impairment testing; the demand for existing and new products; the success of our customers’ products, particularly in the pharmaceutical industry; our ability to manage worldwide customer launches of complex technical products, particularly in developing markets; difficulties in product development and uncertainties related to the timing or outcome of product development; significant product liability claims; and other risks associated with our operations. For additional information on these and other risks and uncertainties, please see our filings with the Securities and Exchange Commission, including the discussion under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Form 10-K and Form 10-Qs. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contacts
Investor Relations Contact:
Mary Skafidas
mary.skafidas@aptar.com
815-479-5530
Media Contact:
Katie Reardon
katie.reardon@aptar.com
815-479-5671

AptarGroup, Inc.
Condensed Consolidated Financial Statements (Unaudited)
(In Thousands, Except Per Share Data)
Consolidated Statements of Income

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022

Net Sales	$838,480	$795,914	$3,487,450	$3,322,249
Cost of Sales (exclusive of depreciation and amortization shown below)	526,227	520,297	2,224,051	2,158,411
Selling, Research & Development and Administrative	138,295	127,911	565,783	544,262
Depreciation and Amortization	64,381	58,888	248,593	233,706
Restructuring Initiatives	25,376	3,608	45,004	6,597
Operating Income	84,201	85,210	404,019	379,273
Other Income (Expense):
Interest Expense	(10,518)	(10,159)	(40,418)	(40,827)
Interest Income	2,107	671	4,373	2,700
Net Investment (Loss) Gain	(426)	(1,026)	1,413	(2,110)
Equity in Results of Affiliates	712	651	2,226	467
Miscellaneous Income (Expense), net	4,553	(1,655)	3,212	(4,799)
Income before Income Taxes	80,629	73,692	374,825	334,704
Provision for Income Taxes	18,384	14,298	90,649	95,149
Net Income	$62,245	$59,394	$284,176	$239,555
Net Loss (Income) Attributable to Noncontrolling Interests	110	(398)	311	(267)
Net Income Attributable to AptarGroup, Inc.	$62,355	$58,996	$284,487	$239,288
Net Income Attributable to AptarGroup, Inc. per Common Share:
Basic	$0.95	$0.90	$4.34	$3.66
Diluted	$0.93	$0.89	$4.25	$3.59

Average Numbers of Shares Outstanding:
Basic	65,813	65,272	65,616	65,402
Diluted	67,131	66,442	66,905	66,719

AptarGroup, Inc.
Condensed Consolidated Financial Statements (Unaudited)
(continued)
($ In Thousands)
Consolidated Balance Sheets

	December 31, 2023	December 31, 2022
ASSETS

Cash and Equivalents	$223,643	$141,732
Accounts and Notes Receivable, Net	677,822	676,987
Inventories	513,053	486,806
Prepaid and Other	134,761	124,766
Total Current Assets	1,549,279	1,430,291
Property, Plant and Equipment, Net	1,478,063	1,343,664
Goodwill	963,418	945,632
Other Assets	461,130	483,871
Total Assets	$4,451,890	$4,203,458

LIABILITIES AND STOCKHOLDERS’ EQUITY

Short-Term Obligations	$458,220	$122,791
Accounts Payable, Accrued and Other Liabilities	793,089	794,385
Total Current Liabilities	1,251,309	917,176
Long-Term Obligations	681,188	1,052,597
Deferred Liabilities and Other	198,095	165,481
Total Liabilities	2,130,592	2,135,254

AptarGroup, Inc. Stockholders' Equity	2,306,824	2,053,935
Noncontrolling Interests in Subsidiaries	14,474	14,269
Total Stockholders' Equity	2,321,298	2,068,204

Total Liabilities and Stockholders' Equity	$4,451,890	$4,203,458

AptarGroup, Inc.
Reconciliation of Adjusted EBIT and Adjusted EBITDA to Net Income (Unaudited)
($ In Thousands)

	Three Months Ended December 31, 2023

	Consolidated	Aptar Pharma	Aptar Beauty	Aptar Closures	Corporate & Other	Net Interest
Net Sales	$838,480	$385,059	$287,741	$165,680	$—	$—

Reported net income	$62,245
Reported income taxes	18,384
Reported income before income taxes	80,629	99,812	12,567	(5,559)	(17,780)	(8,411)
Adjustments:
Restructuring initiatives	25,376	3,195	8,033	13,867	281
Net investment loss	426	—	—	—	426
Transaction costs related to acquisitions	225	—	225	—	—
Adjusted earnings before income taxes	106,656	103,007	20,825	8,308	(17,073)	(8,411)
Interest expense	10,518					10,518
Interest income	(2,107)					(2,107)
Adjusted earnings before net interest and taxes (Adjusted EBIT)	115,067	103,007	20,825	8,308	(17,073)	—
Depreciation and amortization	64,381	28,118	21,516	13,998	749
Adjusted earnings before net interest, taxes, depreciation and amortization (Adjusted EBITDA)	$179,448	$131,125	$42,341	$22,306	$(16,324)	$—

Reported net income margins (Reported net income / Reported Net Sales)	7.4%
Adjusted EBITDA margins (Adjusted EBITDA / Reported Net Sales)	21.4%	34.1%	14.7%	13.5%

	Three Months Ended December 31, 2022

	Consolidated	Aptar Pharma	Aptar Beauty	Aptar Closures	Corporate & Other	Net Interest
Net Sales	$795,914	$335,166	$292,742	$168,006	$—	$—

Reported net income	$59,394
Reported income taxes	14,298
Reported income before income taxes	73,692	83,773	16,654	2,891	(20,138)	(9,488)
Adjustments:
Restructuring initiatives	3,608	—	2,765	843	—
Net investment loss	1,026	—	—	—	1,026
Adjusted earnings before income taxes	78,326	83,773	19,419	3,734	(19,112)	(9,488)
Interest expense	10,159					10,159
Interest income	(671)					(671)
Adjusted earnings before net interest and taxes (Adjusted EBIT)	87,814	83,773	19,419	3,734	(19,112)	—
Depreciation and amortization	58,888	24,056	20,125	13,355	1,352
Adjusted earnings before net interest, taxes, depreciation and amortization (Adjusted EBITDA)	$146,702	$107,829	$39,544	$17,089	$(17,760)	$—

Reported net income margins (Reported net income / Reported Net Sales)	7.5%
Adjusted EBITDA margins (Adjusted EBITDA / Reported Net Sales)	18.4%	32.2%	13.5%	10.2%

AptarGroup, Inc.
Reconciliation of Adjusted EBIT and Adjusted EBITDA to Net Income (Unaudited)
($ In Thousands)

	Year Ended December 31, 2023

	Consolidated	Aptar Pharma	Aptar Beauty	Aptar Closures	Corporate & Other	Net Interest
Net Sales	$3,487,450	$1,520,993	$1,267,697	$698,760	$—	$—

Reported net income	$284,176
Reported income taxes	90,649
Reported income before income taxes	374,825	388,415	59,210	33,615	(70,370)	(36,045)
Adjustments:
Restructuring initiatives	45,004	4,852	20,683	17,927	1,542
Net investment gain	(1,413)	—	—	—	(1,413)
Realized gain on investments included in net investment gain above	4,188	—	—	—	4,188
Transaction costs related to acquisitions	480	—	424	56	—
Adjusted earnings before income taxes	423,084	393,267	80,317	51,598	(66,053)	(36,045)
Interest expense	40,418					40,418
Interest income	(4,373)					(4,373)
Adjusted earnings before net interest and taxes (Adjusted EBIT)	459,129	393,267	80,317	51,598	(66,053)	—
Depreciation and amortization	248,593	109,366	83,399	52,095	3,733
Adjusted earnings before net interest, taxes, depreciation and amortization (Adjusted EBITDA)	$707,722	$502,633	$163,716	$103,693	$(62,320)	$—

Reported net income margins (Reported net income / Reported Net Sales)	8.1%
Adjusted EBITDA margins (Adjusted EBITDA / Reported Net Sales)	20.3%	33.0%	12.9%	14.8%

	Year Ended December 31, 2022

	Consolidated	Aptar Pharma	Aptar Beauty	Aptar Closures	Corporate & Other	Net Interest
Net Sales	$3,322,249	$1,361,256	$1,222,535	$738,458	$—	$—

Reported net income	$239,555
Reported income taxes	95,149
Reported income before income taxes	334,704	346,995	65,850	32,185	(72,199)	(38,127)
Adjustments:
Restructuring initiatives	6,597	—	5,539	1,058	—
Net investment loss	2,110	—	—	—	2,110
Realized gain on investments included in net investment loss above	1,213	—	—	—	1,213
Transaction costs related to acquisitions	231	231	—	—	—
Adjusted earnings before income taxes	344,855	347,226	71,389	33,243	(68,876)	(38,127)
Interest expense	40,827					40,827
Interest income	(2,700)					(2,700)
Adjusted earnings before net interest and taxes (Adjusted EBIT)	382,982	347,226	71,389	33,243	(68,876)	—
Depreciation and amortization	233,706	94,396	80,498	52,866	5,946	—
Adjusted earnings before net interest, taxes, depreciation and amortization (Adjusted EBITDA)	$616,688	$441,622	$151,887	$86,109	$(62,930)	$—

Reported net income margins (Reported net income / Reported Net Sales)	7.2%
Adjusted EBITDA margins (Adjusted EBITDA / Reported Net Sales)	18.6%	32.4%	12.4%	11.7%

AptarGroup, Inc.
Reconciliation of Adjusted Earnings Per Diluted Share (Unaudited)
(In Thousands, Except Per Share Data)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022

Income before Income Taxes	$80,629	$73,692	$374,825	$334,704

Adjustments:
Restructuring initiatives	25,376	3,608	45,004	6,597
Net investment loss (gain)	426	1,026	(1,413)	2,110
Realized gain on investments included in net investment loss (gain) above	—	—	4,188	1,213
Transaction costs related to acquisitions	225	—	480	231
Foreign currency effects (1)		2,877		8,204
Adjusted Earnings before Income Taxes	$106,656	$81,203	$423,084	$353,059

Provision for Income Taxes	$18,384	$14,298	$90,649	$95,149

Adjustments:
Net effect of items included in the Provision for Income Taxes (2)	—	1,350	—	(5,850)
Restructuring initiatives	6,769	1,023	11,939	1,818
Net investment loss (gain)	104	251	(346)	517
Realized gain on investments included in net investment loss (gain) above	—	—	1,026	297
Transaction costs related to acquisitions	56	—	121	57
Foreign currency effects (1)		558		2,332
Adjusted Provision for Income Taxes	$25,313	$17,480	$103,389	$94,320

Net (Income) Loss Attributable to Noncontrolling Interests	$110	$(398)	$311	$(267)

Net Income Attributable to AptarGroup, Inc.	$62,355	$58,996	$284,487	$239,288

Adjustments:
Net effect of items included in the Provision for Income Taxes (2)	—	(1,350)	—	5,850
Restructuring initiatives	18,607	2,585	33,065	4,779
Net investment loss (gain)	322	775	(1,067)	1,593
Realized gain on investments included in net investment loss (gain) above	—	—	3,162	916
Transaction costs related to acquisitions	169	—	359	174
Foreign currency effects (1)		2,319		5,872
Adjusted Net Income Attributable to AptarGroup, Inc.	$81,453	$63,325	$320,006	$258,472

Average Number of Diluted Shares Outstanding	67,131	66,442	66,905	66,719

Net Income Attributable to AptarGroup, Inc. Per Diluted Share	$0.93	$0.89	$4.25	$3.59

Adjustments:
Net effect of items included in the Provision for Income Taxes (2)	—	(0.02)	—	0.09
Restructuring initiatives	0.28	0.04	0.49	0.07
Net investment loss (gain)	—	0.01	(0.02)	0.03
Realized gain on investments included in net investment loss (gain) above	—	—	0.05	0.01
Transaction costs related to acquisitions	—	—	0.01	—
Foreign currency effects (1)		0.03		0.08
Adjusted Net Income Attributable to AptarGroup, Inc. Per Diluted Share	$1.21	$0.95	$4.78	$3.87
(1) Foreign currency effects are approximations of the adjustment necessary to state the prior year earnings and earnings per share using current period foreign currency exchange rates.
(2) Items included in the Provision for Income Taxes reflects a tax expense related to a legal entity reorganization.

AptarGroup, Inc.
Reconciliation of Free Cash Flow to Net Cash Provided by Operations (Unaudited)
(In Thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022

Net Cash Provided by Operations	$219,637	$172,268	$575,239	$478,617
Capital Expenditures	(81,143)	(84,296)	(312,342)	(310,427)
Proceeds from Government Grants	—	10,737	—	27,795
Free Cash Flow	$138,494	$98,709	$262,897	$195,985

AptarGroup, Inc.
Reconciliation of Adjusted Earnings Per Diluted Share (Unaudited)
(In Thousands, Except Per Share Data)

	Three Months Ending March 31,
	Expected 2024	2023

Income before Income Taxes		$73,269

Adjustments:
Restructuring initiatives		11,524
Net investment gain		(188)
Transaction costs related to acquisitions		255
Foreign currency effects (1)		1,304
Adjusted Earnings before Income Taxes		$86,164

Provision for Income Taxes		$18,683

Adjustments:
Restructuring initiatives		3,065
Net investment gain		(46)
Transaction costs related to acquisitions		65
Foreign currency effects (1)		333
Adjusted Provision for Income Taxes		$22,100

Net Loss Attributable to Noncontrolling Interests		$178

Net Income Attributable to AptarGroup, Inc.		$54,764

Adjustments:
Restructuring initiatives		8,459
Net investment gain		(142)
Transaction costs related to acquisitions		190
Foreign currency effects (1)		971
Adjusted Net Income Attributable to AptarGroup, Inc.		$64,242

Average Number of Diluted Shares Outstanding		66,735

Net Income Attributable to AptarGroup, Inc. Per Diluted Share (3)		$0.82

Adjustments:
Restructuring initiatives		0.13
Net investment gain		—
Transaction costs related to acquisitions		—
Foreign currency effects (1)		0.01
Adjusted Net Income Attributable to AptarGroup, Inc. Per Diluted Share (2)	$1.10 - $1.18	$0.96
(1) Foreign currency effects are approximations of the adjustment necessary to state the prior year earnings and earnings per share using spot rates as of January 31, 2024 for all applicable foreign currency exchange rates.
(2) AptarGroup’s expected earnings per share range for the first quarter of 2024, excluding any restructuring expenses, acquisition costs and changes in fair value of equity investments, is based on an effective tax rate range of 24.5% to 26.5%. This tax rate range compares to our first quarter of 2023 effective tax rate of 25.5% on reported earnings per share and 25.6% on adjusted earnings per share.